20-F/A (Amendment No. 1) 2002

Exhibit 23.4

Consent of Independent Public Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-7410, 333-7412, 333-11022, 333-13384, 333-102183 and 333-97935) of Royal Dutch Petroleum Company of our report dated March 5, 2003, except for Note 2 (Restatement of Previously Issued Financial Statements) and Note 12 (Earnings per share), Note 15 (Reconciliation between Netherlands GAAP and US GAAP) and Note 16 (Subsequent events), as to which the date is May 22, 2004, relating to the Financial Statements of Royal Dutch Petroleum Company which is included in this Amendment No. 1.

/s/ KPMG Accountants N.V.

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KPMG Accountants N.V.

The Hague

June 25, 2004

Exhibits       E5